Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	06-1526315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Merritt 7 Norwalk, Connecticut	06851
(Address of Principal Executive Offices)	(Zip Code)

Arch Chemicals, Inc. Employee Deferral Plan
(Full Title of the Plan)

Sarah A. O'Connor
Secretary
Arch Chemicals, Inc.
501 Merritt 7
Norwalk, Connecticut 06851
(Name and address of agent for service)

203-229-2683
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations [1]	$3,000,000[1]	100%	$3,000,000	$321

[1] The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the Arch Chemicals, Inc. Employee Deferral Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of Arch Chemicals, Inc. (the “Company”) are incorporated by reference herein and shall be deemed a part hereof:

(a) The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2005;

(b) (i) The Company’s Current Report on Form 8-K filed with the Commission on January 4, 2006; and

     (ii) The Company’s Current Report on Form 8-K filed with the Commission on February 10, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities being registered pursuant to the Arch Chemicals, Inc. Employee Deferral Plan (the “Employee Plan”) represent obligations (“Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Employee Plan, which is filed as Exhibit 4 to this Registration Statement. Eligible employees of the Company are entitled to defer receipt of certain compensation into the Employee Plan.

The Obligations are general unsecured obligations of the Company subject to the claims of its general creditors. The plan is considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating eligible employee (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Employee Plan based on elections by each Participant.

Under the Employee Plan, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the Employee Plan and selected by the Participant. The Obligations are generally payable upon a date or dates selected by the Participant under the Employee Plan subject to certain exceptions for Hardship (as defined in the Employee Plan) or certain terminations of employment. The Obligations usually are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the Employee Plan. The Company reserves the right to amend or terminate the Employee Plan.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits, and the Company's articles of incorporation require, indemnification of the Company's directors, officers and employees in a variety of circumstances. Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers and employees in civil or criminal actions if such persons acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that their conduct was unlawful. Under Section 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation is permitted, to the extent authorized in the Company's articles of incorporation or in a bylaw or resolution adopted by its shareholders, to grant the same indemnity to such persons unless they engaged in willful misconduct or a knowing violation of the criminal law. The Company's articles of incorporation require indemnification of directors, officers and employees with respect to certain liabilities, expenses and other amounts imposed upon such persons by reason of having been directors, officers or employees unless they engaged in willful misconduct or a knowing violation of the criminal law. Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding, and the Company's articles of incorporation contain a provision that eliminates such liability.

Directors and officers of the Company are insured, subject to certain exclusions and limits and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any breach of duty, neglect, error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers under common or statutory laws or the Company's articles, subject to the deductibles, terms, conditions and exclusions of such policies. In addition, directors, officers and other employees of the Company who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974 are insured with respect to liabilities under such Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4(a)	Employee Deferral Plan, as amended and restated January 30, 2003 - Incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the period ending December 31, 2003.

4(b)	Amendment, dated as of November 3, 2005, to the Arch Chemicals, Inc. Employee Deferral Plan - Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2005.

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in opinion filed as Exhibit 5).

24.	Power of Attorney (see signature page).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 4th day of May, 2006.

ARCH CHEMICALS, INC.

By:	/s/ Louis S. Massimo
Executive Vice President and Chief Financial Officer

Each person whose individual signature appears below hereby authorizes Michael E. Campbell, Louis S. Massimo and Sarah A. O’Connor, and any of them, as attorney-in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacity and on the date indicated.

Signature	Title	Date

/s/ Michael E. Campbell Michael E. Campbell	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 4, 2006

/s/ Richard E. Cavanagh Richard E. Cavanagh	Director	May 4, 2006

/s/ H. William Lichtenberger H. William Lichtenberger	Director	May 4, 2006

/s/ Michael O. Magdol Michael O. Magdol	Director	May 4, 2006

/s/ Daniel S. Sanders Daniel S. Sanders	Director	May 4, 2006

/s/ John P. Schaefer John P. Schaefer	Director	May 4, 2006

/s/ Janice J. Teal Janice J. Teal	Director	May 4, 2006

/s/ Louis S. Massimo Louis S. Massimo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 4, 2006

/s/ Steven C. Giuliano Steven C. Giuliano	Controller (Principal Accounting Officer)	May 4, 2006

EXHIBIT INDEX

Exhibit Number	Description

4(a)	Employee Deferral Plan, as amended and restated January 30, 2003 - Incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the period ending December 31, 2003.

4(b)	Amendment, dated as of November 3, 2005, to the Arch Chemicals, Inc. Employee Deferral Plan - Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2005.

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in opinion filed as Exhibit 5).

24.	Power of Attorney (see signature page).